Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LENDBUZZ INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Lendbuzz Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Lendbuzz Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on the 9th day of September, 2015 under the name Lendbuzz Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Lendbuzz Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware, New Castle County, shall be 1000 N West Street, Suite 1400, Wilmington, Delaware 19801. The registered agent at such address shall be McDermott Corporate Services LLC.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 68,555,190 shares of voting Common Stock, $0.001 par value per share (“Voting Common Stock”), (ii) 1,078,860 shares of nonvoting Common Stock, $0.001 par value per share (“Nonvoting Common Stock”, and, together with the Voting Common Stock, “Common Stock”), (iii) 44,690,490 shares of voting Preferred Stock, $0.001 par value per share (“Voting Preferred Stock”) and (iv) 1,078,860 shares of nonvoting Preferred Stock, $0.001 par value per share (“Nonvoting Preferred Stock”, and, together with the Voting Preferred Stock, “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. The terms of the Voting Common Stock and of the Nonvoting Common Stock shall be the same in all respects except as otherwise provided herein, and shall not be amended, repealed or modified independently of one another (other than with respect to voting rights).

2. Voting Common Stock. The holders of the Voting Common Stock are entitled to one vote for each share of Voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) (this “Certificate of Incorporation”) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Nonvoting Common Stock. Except as provided by law or explicitly by the other provisions of this Certificate of Incorporation, the holders of the Nonvoting Common Stock are not entitled to vote on any matter provided under this Certificate of Incorporation, and shall be “nonvoting” for purposes of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the Federal Reserve Board’s implementing Regulation Y thereunder (“Regulation Y”). The number of authorized shares of Nonvoting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

The authorized shares of Preferred Stock of the Corporation shall hereby be divided as follows:

(a) Preferred A Stock. (i) 6,318,220 shares of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred A Stock”, (ii) 4,567,840 of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred A-1 Stock”, (iii) 371,850 of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred A-2 Stock”, and (iv) 578,280 of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred A-3 Stock” ( the series of Preferred Stock listed in clauses (ii) through (iv) hereinabove are referred to hereinafter as “Preferred A-1/2/3 Stock”). The Preferred A Stock together with the Preferred A-1/2/3 Stock are referred to hereinafter as “Series A Preferred Stock”. The Series A Preferred Stock shall rank superior to the Common Stock.

(b) Preferred B Stock. (i) 12,158,410 shares of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred B Stock”, (ii) 2,968,920 of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred B-1 Stock”. The Preferred B Stock together with the Preferred B-1 Stock are referred to hereinafter as “Series B Preferred Stock”. The Series B Preferred Stock shall rank superior to the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation.

(c) Preferred C Stock. 7,221,750 shares of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred C Stock”. The Preferred C Stock shall rank superior to the Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation.

(d) Preferred C-2 Stock. 5,970,010 shares of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred C-2 Stock”. The Preferred C-2 Stock shall rank superior to the Preferred C Stock, Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation.

(e) Preferred C-2A Stock. 605,240 shares of the authorized Nonvoting Preferred Stock of the Corporation are hereby designated “Preferred C-2A Stock”. The Preferred C-2A Stock shall rank pari passu to the Preferred C-2 Stock, and shall rank superior to the Preferred C Stock, Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation. Except as provided by law or explicitly by the other provisions of this Certificate of Incorporation, the holders of the Preferred C-2A Stock are not entitled to vote on any other matter provided under this Certificate of Incorporation, and shall be “nonvoting” for purposes of the BHCA and the Regulation Y.

(f) Preferred D Stock. 3,004,900 shares of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred D Stock”. The Preferred D Stock shall rank superior to Preferred C-2A Stock, Preferred C-2 Stock, the Preferred C Stock, Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation.

(g) Preferred D-A Stock. 369,820 shares of the authorized Nonvoting Preferred Stock of the Corporation are hereby designated “Preferred D-A Stock”. The Preferred D-A Stock shall rank pari passu to the Preferred D Stock, and shall rank superior to the Preferred C-2A Stock, Preferred C-2 Stock, Preferred C Stock, Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation. Except as provided by law or explicitly by the other provisions of this Certificate of Incorporation, the holders of the Preferred D-A Stock are not entitled to vote on any other matter provided under this Certificate of Incorporation, and shall be “nonvoting” for purposes of the BHCA and the Regulation Y.

(h) Preferred D-1 Stock. 1,530,310 shares of the authorized Voting Preferred Stock of the Corporation are hereby designated “Preferred D-1 Stock”. The Preferred D-1 Stock shall rank pari passu to the Preferred D Stock and Preferred D-A Stock, and shall rank superior to Preferred C-2A Stock, Preferred C-2 Stock, the Preferred C Stock, Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation.

(i) Preferred D-lA Stock. 103,800 shares of the authorized Nonvoting Preferred Stock of the Corporation are hereby designated “Preferred D-lA Stock”. The Preferred D-lA Stock shall rank pari passu to the Preferred D-1 Stock, Preferred D Stock and Preferred D-A Stock, and shall rank superior to the Preferred C-2A Stock, Preferred C-2 Stock, Preferred C Stock, Series B Preferred Stock, the Series A Preferred Stock, the Common Stock and any other class or series of capital stock of the Corporation. Except as provided by law or explicitly by the other provisions of this Certificate of Incorporation, the holders of the Preferred D-lA Stock are not entitled to vote on any other matter provided under this Certificate of Incorporation, and shall be “nonvoting” for purposes of the BHCA and the Regulation Y.

The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock (as applicable) in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of applicable Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the applicable Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred D-1 Stock and Preferred D-lA Stock dividend. The “Original Issue Price” shall mean respectively as follows: (1) $16.65141 per share with respect to shares of Preferred D-lA Stock “Series D-lA Original Issue Price”; (2) $16.65141 per share with respect to shares of Preferred D-1 Stock “Series D-1 Original Issue Price”; (3) $14.24191 per share with respect to shares of Preferred D Stock “Series D Original lssue Price”; (4) $14.24191 per share with respect to shares of Preferred

D-A Stock “Series D-A Original Issue Price”; (5) $8.32603 per share with respect to shares of Preferred C-2A Stock “Series C-2A Original Issue Price”; (6) $8.32603 per share with respect to shares of Preferred C-2 Stock “Series C-2 Original Issue Price”; (7) $3.46550 per share with respect to shares of Preferred C Stock “Series C Original Issue Price”; (8) $1.22343 per share with respect to shares of Preferred B Stock “Series B Original Issue Price”; (9) $0.84206 per share with respect to shares of Preferred B-1 Stock “Series B-1 Original Issue Price”; (10) $0.66352 per share with respect to shares of Preferred A Stock “Series A Original Issue Price”; (11) $0.25236 per share with respect to shares of Preferred A-1 Stock “Series A-1 Original Issue Price”; (l2) $0.41528 per share with respect to shares of Preferred A-2 Stock “Series A-2 Original Issue Price”; and (13) $0.53081 per share with respect to shares of Preferred A-3 Stock “Series A-3 Original Issue Price”, all, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.

2. Liquidation. Dissolution or Winding Up; Certain Mergers. Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, all the assets and funds of the Corporation available for distribution among the stockholders shall be distributed to them, notwithstanding anything herein to the contrary, either by way of dividend or pursuant to the sale of the Corporation’s stock, in the following order and preference:

(a) First, the holders of shares of Preferred D-lA Stock, the holders of shares of Preferred D-1 Stock, the holders of shares of Preferred D Stock and the holders of shares of Preferred D-A Stock, in each case, then outstanding, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Preferred C-2A Stock, Preferred C-2 Stock, Preferred C Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) (i) the Series D-1A Original Issue Price or Series D-1 Original Issue Price or the Series D Original Issue Price or the Series D-A Original Issue Price, as the case may be, plus (ii) declared but unpaid dividends on each such share of Preferred D-lA Stock, Preferred D-1 Stock, Preferred D Stock or Preferred D-A Stock, or (B) such amount per share as would have been payable had all shares of Preferred D-IA Stock, or Preferred D-1 Stock, or Preferred D Stock or Preferred D-A Stock, as the case may be, been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D-lA, Series D-1, Series D and Series D-A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred D-lA Stock, Preferred D-1 Stock, Preferred D Stock and Preferred D-A Stock the full amount to which they shall be entitled under this Subsection 2.l(a), as applicable, the holders of shares of Preferred D-lA Stock, Preferred D-1 Stock, Preferred D Stock and Preferred D-A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Second, after payment in full of the Series D-lA, Series D-1, Series D and Series D-A Liquidation Amount, the holders of shares of Preferred C-2A Stock and holders of shares of Preferred C-2 Stock, in each case, then outstanding, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Preferred C Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) (i) the Series C-2A Original Issue Price or Series C-2 Original Issue Price, as the case may be, plus (ii) declared but unpaid dividends on each such share of Preferred C-2A Stock or Preferred C-2 Stock, or (B) such amount per share as would have been payable had all shares of Preferred C-2A Stock or Preferred C-2 Stock, as the case may be, been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C-2A and C-2 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred C-2A Stock and the holders of shares of Preferred C-2 Stock the full amount to which they shall be entitled under this Subsection 2.1(b), as applicable, the holders of shares of Preferred C-2A Stock and the holders of shares of Preferred C-2 Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Third, after payment in full of the Series D-lA, Series D-1, Series D and Series D-A Liquidation Amount and the Series C-2A and C-2 Liquidation Amount, the holders of shares of Preferred C Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) (i) the Series C Original Issue Price, plus (ii) declared but unpaid dividends on each such share of Preferred C Stock, or (B) such amount per share as would have been payable had all shares of Preferred C Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred C Stock the full amount to which they shall be entitled under this Subsection 2. l(c), the holders of shares of Preferred C Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d) Fourth, after payment in full of the Series D-lA, Series D-1, Series D and Series D-A Liquidation Amount, the Series C-2A and C-2 Liquidation Amount and the Series C Liquidation Amount, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) (i) the Series B Original Issue Price or Series B-1 Original Issue Price,

as applicable, plus (ii) declared but unpaid dividends on each such share of Series B Preferred Stock, or (B) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1(d), as applicable, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(e) Fifth, after payment in full of the Series D-lA, Series D-1, Series D and Series D-A Liquidation Amount, the Series C-2A and C-2 Liquidation Amount, the Series C Liquidation Amount and the Series B Liquidation Amount, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) (i) the applicable Original Issue Price plus (ii) declared but unpaid dividends on each such share of Series A Preferred Stock, or (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount” and together with the “Series B Liquidation Amount”, the “Series C Liquidation Amount”, the “Series C-2A and C-2 Liquidation Amount” and the Series D-lA, Series D-1, Series D and Series D-A Liquidation Amount, the “Liquidation Amounts”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1(e), as applicable, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 50% of the outstanding shares of Preferred Stock voting together as a single class on an as-converted basis (the “Preferred Majority”), elect otherwise by written notice sent to the Corporation at least 30 days prior to the effective date of any such event:

(a) a merger, consolidation or reorganization in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger, consolidation or reorganization involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (1) the sale, lease, transfer, exclusive license or other disposition, outside of the ordinary course of business, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause, (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Preferred Majority so requests in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the ‘‘Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock (if so requested by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock), the Series B Preferred Stock (if so requested by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock), the Preferred C Stock (if so requested by the holders of at least a majority of the then outstanding shares of Preferred C Stock), the Preferred C-2 Stock and Preferred C-2A Stock (if so requested by the holders of at least a majority of the then outstanding shares of Preferred C-2 Stock and the Preferred C-2A Stock, voting together as a single class), and the Preferred D-1A, the Preferred D-1 Stock, the Preferred D Stock and Preferred D-A Stock (if so requested by the holders of at least a majority of the then outstanding shares of Preferred D-1A Stock, Preferred D-1 Stock, Preferred D Stock and the Preferred D-A Stock, voting together as a single class), in all cases at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock (requested to be redeemed), the Corporation shall ratably redeem each holder’s shares of such Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock (as applicable) pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Redemption Notice. If a redemption is requested pursuant to Section 2.3.2(b), the Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 10 days prior to the proposed date of such redemption pursuant to Section 2.3.2 (the “Redemption Date”). Each Redemption Notice shall state:

(a) the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the applicable Liquidation Amount; and

(c) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing all of his, her or its shares of Preferred Stock.

2.3.4 Surrender of Certificates: Payment. On the applicable Redemption Date, the Corporation shall pay the applicable Liquidation Amount, for such shares being redeemed hereunder to the order of the person whose name appears on (a) the stock register of the Corporation, or (b) if such shares are certificated, the certificate or certificates as the owner thereof; provided, that in the case of certificated shares, on or before the applicable Redemption Date, each of the preferred stockholders on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice.

2.3.5 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the applicable Liquidation Amount payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock subject to the redemption shall not have been surrendered, any dividends with respect to such shares of Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable Liquidation Amount without interest upon surrender of their certificate or certificates therefor. Prior to the distribution or redemption provided for in this Subsection 2.3.5, the Corporation shall not expend or dissipate the consideration received from such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.6 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity pursuant to such Deemed Liquidation Event. The fair market value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including the affirmative consent of at least two (2) of the Preferred Directors (as defined below) (a “Special Vote”).

2.3.7 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration’’), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.7, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Voting Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter; provided, that if a Regulated Holder (defined under Section 6 of this Certificate of Incorporation) would have more than 4. 99% of the voting rights of the then-outstanding Voting Preferred Stock, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Voting Preferred Stock shall vote together with the holders of Voting Common Stock as a single class on an as-converted basis.

3.2 Election of Directors. The Board of Directors of the Corporation (the “Board’’) shall consist of up to eight (8) directors. In addition, the holders of the shares of the class or series of capital stock entitled to elect a director or directors of the Corporation as set forth below shall also be entitled to appoint such director or directors of any subsidiary of the Corporation (subject to any legal or regulatory constrains applicable to each subsidiary). The holders of record of the shares of Preferred C Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Preferred C Director”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Preferred B Director”), the holders of record of the shares of Preferred A Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Preferred A Director”, and together with the Preferred B Director and the Preferred C Director, the “Preferred Directors”), and the holders of record of the shares of Voting Common Stock, exclusively and as a separate class, shall be entitled to elect (i) two (2) directors of the Corporation, and (ii) three (3) additional directors who are industry experts whose appointment shall be made in accordance with the terms of the Voting Agreement, as amended from time to time (the “Common Stock Director(s)”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred C Stock, Preferred B Stock, Preferred A Stock or Voting Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred C Stock, Preferred B Stock, Preferred A Stock or Voting Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Series D-1A Preferred Stock and Series D-1 Preferred Stock Protective Provisions. At any time until an IPO or a Qualified Listing Transaction (as defined below), so long as at least 841,080 shares of Preferred D-1 Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred D-1 Stock) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred D-1 Stock (or, solely for votes on events described in (a) of this Subsection 3.3 that would significantly and adversely and disproportionally affect the powers, preferences or privileges of the Preferred D-1A Stock, the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred D-lA Stock and Preferred D-1 Stock, voting together as a single class), given in writing or by vote at a meeting; provided, that other than for votes on events described in (a) of this Subsection 3.3 that would significantly and adversely affect the powers, preferences or privileges of the Preferred D-lA Stock, if a Regulated Holder would have more than 4.99% of the voting rights of any vote on events described in this Subsection 3.3, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote:

(a) any amendment to or waiver of any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Preferred D-lA Stock or Preferred D-1 Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) that has been approved by the Board or by the Preferred Majority (if required) will not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Preferred D-lA Stock or Preferred D-1 Stock, even if such new class or series has powers, preferences or privileges that are senior to or on parity with the Preferred D-lA Stock or the Preferred D-1 Stock); or

(b) issuance of additional shares of Preferred D-1 Stock.

Moreover, the terms of the Preferred D-1 Stock and of the Preferred D-lA Stock shall be the same in all respects except as otherwise provided herein, and shall not be amended, repealed or modified independently of one another (other than with respect to voting rights).

3.4 Series D Preferred Stock and Series D-A Preferred Stock Protective Provisions. At any time until an IPO or a Qualified Listing Transaction (as defined below), so long as shares of Preferred D Stock and Preferred D-A Stock, collectively represent at least 5% of the issued and outstanding share capital of the Corporation on an as-converted basis, the Corporation shall not do any of the following without the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred D Stock (or solely for votes on events described in (a) of this Subsection 3.4 that would significantly and adversely affect the powers, preferences or privileges of the Preferred D-A Stock, the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred D Stock and the Preferred D-A Stock, voting together as a single class), given in writing or by vote at a meeting; provided, that other than for votes on events described in (a) of this Subsection 3.4 that would significantly and adversely affect the powers, preferences or privileges of the Preferred D-A Stock, if a Regulated Holder would have more than 4.99% of the voting rights of any vote on events described in this Subsection 3.4, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote:

(a) any amendment to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Preferred D Stock or Preferred D-A Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) that has been approved by the Board or by the Preferred Majority (if required) will not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Preferred D Stock or Preferred D-A Stock, even if such new class or series has powers, preferences or privileges that are senior to or on parity with the Preferred D Stock or the Preferred D-A Stock); or

(b) issuance of additional shares of Preferred D Stock.

Moreover, the terms of the Preferred D Stock and of the Preferred D-A Stock shall be the same in all respects except as otherwise provided herein, and shall not be amended, repealed or modified independently of one another (other than with respect to voting rights).

3.5 Series C-2 Preferred Stock and Series C-2A Preferred Stock Protective Provisions. At any time until an IPO or a Qualified Listing Transaction (as defined below), so long as at least 3,302,880 shares of Preferred C-2A Stock and Preferred Series C-2 Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred C-2 Stock) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred C-2 Stock (or, solely for votes on events described in (a) or (c) of this Subsection 3.5 that would significantly and adversely and disproportionally affect the powers, preferences or privileges of the Preferred C-2A Stock, the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred C-2A Stock and Preferred C-2 Stock, voting together as a single class), given in writing or by vote at a meeting; provided, that other than for votes on events described in (a) or (c) of this Subsection 3.5 that would significantly and adversely and disproportionally affect the powers, preferences or privileges of the Preferred C-2A Stock, if a Regulated Holder would have more than 4. 99% of the voting rights of any vote on events described in this Subsection 3.5, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote:

(a) amend any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Preferred C-2A Stock or the Preferred C-2

Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) that has been approved by the Board or by the Preferred Majority (if required) will not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Preferred C-2A Stock or the Preferred C-2 Stock, even if such new class or series has powers, preferences or privileges that are senior to or on parity with the Preferred C-2A Stock or the Preferred C-2 Stock); or

(b) issue additional shares of Preferred C-2 Stock, except with respect to any issuance of shares according to that certain Series C-2 Preferred Stock Purchase Agreement dated as of May 13, 2021;

(c) amend, restate or waive the definition of the “Requisite C-2A and C-2 Holders”, the Series C-2A and C-2 Liquidation Amount, the Series C-2 Original Issue Price or the Conversion Price with respect to the Preferred C-2 Stock or amend, restate or waive any provision that requires the vote, consent or approval of the Requisite C-2A and C-2 Holders to remove such requirement; or

(d) take any of the forgoing actions at or through any direct or indirect subsidiary.

Moreover, the terms of the Preferred C-2 Stock and of the Preferred C-2A Stock shall be the same in all respects except as otherwise provided herein, and shall not be amended, repealed or modified independently of one another (other than with respect to voting rights).

3.6 Series C Preferred Stock Protective Provisions. At any time until an IPO or a Qualified Listing Transaction (as defined below), so long as shares of Preferred C Stock represent at least 5% of the issued and outstanding share capital of the Corporation on an as-converted basis, the Corporation shall not do any of the following without the written consent or affirmative vote of the holders of at least the majority of the then outstanding shares of Preferred C Stock, given in writing or by vote at a meeting:

(a) any amendment to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Preferred C Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) that has been approved by the Board or by the Preferred Majority (if required) will not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Preferred C Stock, even if such new class or series has powers, preferences or privileges that are senior to or on parity with the Preferred C Stock); or

(b) issuance of additional shares of Preferred C Stock.

3.7 Series B Preferred Stock Protective Provisions. At any time until an IPO or a Qualified Listing Transaction, so long as shares of Series B Preferred Stock represent at least 5% of the issued and outstanding share capital of the Corporation on an as-converted basis, the Corporation shall not do any of the following without the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting:

(a) any amendment to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Series B Preferred Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) that has been approved by the Board or by the Preferred Majority (if required) will not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Series B Preferred Stock, even if such new class or series has powers, preferences or privileges that are senior to or on parity with the Series B Preferred Stock); or

(b) issuance of additional shares of Series B Preferred Stock.

3.8 Series A Preferred Stock Protective Provisions. At any time until an IPO or a Qualified Listing Transaction, so long as shares of Series A Preferred Stock represent at least 5% of the issued and outstanding share capital of the Corporation on an as-converted basis, the Corporation shall not do any of the following without the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting:

(a) any amendment to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Series A Preferred Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock (or any security convertible into or exercisable for any class or series of capital stock) that has been approved by the Board or by the Preferred Majority (if required) will not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Series A Preferred Stock, even if such new class or series has powers, preferences or privileges that are senior to or on parity with the Series A Preferred Stock); or

(b) issuance of additional shares of Series A Preferred Stock.

3.9 Preferred Stock Protective Provisions. Additionally, at any time until an IPO or a Qualified Listing Transaction, the Corporation and any subsidiary controlled by it (if applicable), shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of at least the Preferred Majority (excluding any Nonvoting Preferred Stock other than for votes on events described in (a), (f) or (g) of this Subsection 3.9 that would significantly and adversely affect the powers, preferences or privileges of the Nonvoting Preferred Stock) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect provided, that other than for votes on events described in (a), (f) or (g) of this Subsection 3.9 that would significantly and adversely affect the powers, preferences or privileges of any Preferred Stock held by a Regulated Holder, if a Regulated Holder would have more than 4.99% of the voting rights of the Preferred Majority, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote:

(a) any amendment to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely and disproportionally affects the powers, preferences or privileges of the Preferred Stock (for the avoidance of doubt, the authorization or issuance of a new class or series of capital stock which are senior to, or in parity, with the existing Preferred Stock shall not, in and of itself, be deemed to adversely and disproportionally affect the powers, preference or privileges of the Preferred Stock); or

(b) Declaration or payment of any dividends or other distributions of cash, securities, or other assets or redemption or repurchase of any securities of the Corporation (other than pursuant to employee benefits plans approved by the Corporation’s Board of Directors or any other purchases at a nominal price not in excess of the Corporation’s par value $0.001 per share upon termination of services, or the exercise by the Corporation of contractual rights of first refusal over such shares);

(c) any increase or decrease in the number of authorized Preferred Stock or the issuance thereof;

(d) any increase of the number of shares reserved for issuance to employees, consultants and directors of the Corporation under the Corporation’s stock option plan;

(e) without derogating from the provisions of the Voting Agreement (as defined below), any increase or decrease in the size of the Board of Directors of the Corporation, or change in the rights to designate the Corporation’s Board of Directors (other than as part of a financing round of the Corporation);

(f) any dissolution, liquidation, Deemed Liquidation Event or other winding up of the Corporation;

(g) any transaction with any founder, stockholder, director, officer or any Affiliate thereof, other than loans from stockholders which are engaged in the provision of loans in the ordinary course of the Corporation’s business, other than grant of options to Corporation’s employees and service providers (other than the founders and their Affiliates) out of Corporation’s option pool;

(h) provision of debt, guarantees or creation of pledges other in the ordinary course of business;

(i) any material change in the business of the Corporation as currently conducted;

(j) creating or holding capital stock in any subsidiary which is not wholly-owned, or disposing of any subsidiary stock or all or substantially all of any subsidiary assets, unless approved by the Board of Directors; and

(k) effecting an initial public offering and listing of the Common Stock on the New York Stock Exchange, NASDAQ or other nationally or internationally recognized exchange in a bona fide underwriting, as determined by the Board of Directors of the Corporation (an “IPO”) unless (i) it is an IPO which yields at least US$50,000,000 net proceeds to the Corporation at a price per share at least equal to the Series D-1 Original Issue Price, (ii) it is a business combination, merger, reorganization or similar transaction, or share exchange or purchase, in which the stockholders of the Corporation receive securities (A) the class of which is registered or (B) convertible into securities the class of which is registered, under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) constituting, or upon conversion would constitute (assuming conversion on such date), more than 50% of the outstanding capital stock of a publicly-traded company which is listed on a “national securities exchange” registered with the Securities and Exchange Commission under Section 6 of the Exchange Act (a “SPAC Transaction”), pursuant to which the per share equity value of the Corporation is at least equal to the Series D-1 Original Issue Price, or (iii) it is either an IPO or a SPAC Transaction which the per share equity value of the Corporation is less than the Series D-1 Original Issue Price, in each case, which is approved by the Preferred Majority (each of (i), (ii) or (iii), provided, that if a Regulated Holder would have more than 4.99% of the voting rights of the Preferred Majority, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote, a “Qualified Listing Transaction”); or

(1) take any of the forgoing actions at or through any direct or indirect subsidiary.

4. Optional Conversion.

The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Voting Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Ratio”) and multiplying each share of applicable Voting Preferred Stock so converted by the Conversion Ratio. Each share of Nonvoting Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Nonvoting Common Stock as is determined by multiplying each share of applicable Nonvoting Preferred Stock so converted by the Conversion Ratio.

4.1.2 The “Conversion Price” as of the date hereof shall mean: (i) with respect to Preferred D-lA Stock, $16.65141; (ii) with respect to Preferred D-1 Stock, $16.65141; (iii) with respect to Preferred D Stock, $14.24191; (iv) with respect to Preferred D-A Stock, $14.24191; (v) with respect to Preferred C-2A Stock, $8.32603; (vi) with respect to Preferred C-2 Stock, $8.32603; (vii) with respect to Preferred C Stock, $3.46550; (viii) with respect to Preferred B Stock, $1.22343; (ix) with respect to Preferred B-1 Stock, $0.84206; (x) with respect to Preferred A Stock, $0.64400; (xi) with respect to Preferred A-1 Stock, $0.25169; (xii) with respect to Preferred A-2 Stock, $0.40367; and (xiii) with respect to Preferred A-3 Stock, $0. 51520. Such Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to further adjustment as provided below.

4.1.3 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) (or such later date, which may be contingent upon an event, as may be specified in such notice) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock so converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series D-1 Original Issue Date” shall mean the date on which the first share of Preferred D-1 Stock was issued.

(c) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series D-1 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement, in all cases provided such issuance was approved by the Board of Directors of the Corporation, by a Special Vote;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, in all cases provided such issuance was approved by the Board of Directors of the Corporation, by a Special Vote;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, by a Special Vote;

(vii)

shares of Common Stock, Options or Convertible Securities issued pursuant to the bona fide acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, by a Special Vote;

(viii)	shares of Common Stock, Options or Convertible Securities approved by the Board of Directors of the Corporation, by a Special Vote;

(ix)	shares of Common Stock, Options or Convertible Securities issuance upon conversion of Preferred Stock into Common Stock;

(x)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, by a Special Vote; or

(xi)	Preferred D-lA Stock and Preferred D-1 Stock issued pursuant to that certain Series D-1 Preferred Stock Purchase Agreement dated as of July 11, 2023.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Preferred Majority (the “Preferred Majority Notice”) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. Any waiver by the Preferred Majority would apply with respect to all Preferred Stock (as applicable); provided, however, that (i) no such waiver shall apply to the Conversion Price of the Preferred D-lA Stock or the Preferred D-1 Stock in the event that the consideration per share for Additional Shares of Common Stock is less than the Conversion Price of the Preferred D-lA Stock or the Preferred D-1 Stock but higher than the Conversion Price of the Preferred D Stock, unless the Preferred Majority Notice includes the written consent of the holders of at least a majority of the Preferred D-lA and the Preferred D-1 Stock, voting together as a single class; (ii) no such waiver shall apply to the Conversion Price of the Preferred D-lA Stock, Preferred D-1 Stock, the Preferred D Stock or to the Preferred D-A Stock unless the Preferred Majority Notice includes the written consent of the holders of at least a majority of the Preferred D-lA Stock, the Preferred D-1 Stock, the Preferred D Stock and the Preferred D-A Stock, voting together as a single class (the “Requisite D-lA, D-1, D-A and D Holders”); (iii) no such waiver shall apply to the Conversion Price of the Preferred C-2A Stock or the Preferred C-2 Stock unless the Preferred Majority Notice includes the written consent of the holders of at least the majority of the Preferred C-2A Stock and Series C-2 Stock, voting together as a single class (the “Requisite C-2A and C-2 Holders”); (iv) no such waiver shall apply to the Conversion Price of the Preferred C Stock unless the Preferred Majority Notice includes the written consent of the holders of at least a majority of the Preferred C Stock; and (v) no such waiver to the Series B Conversion Price shall apply to the Conversion Price of the Preferred B Stock unless the Preferred Majority Notice the written consent of the holders of at least a majority of the Series B Preferred Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price for a series of Preferred Stock to an amount which exceeds the lower of (i) the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price for a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price for such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series D-1 Original Issue Date), are revised after the Series D-1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price for a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, the applicable Conversion Price for such series of Preferred Stock shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price for a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price for a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2’’ shall mean the applicable Conversion Price for a series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1’’ shall mean the applicable Conversion Price for a series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) ‘‘A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock on a fully diluted basis (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange ofConvertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C’’ shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price for a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price for a series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D-1 Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D-1 Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price for each series of Preferred Stock then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 4.6 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4. 8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one such share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price for each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after Series D-1 Original Issue Date the Common Stock issuable upon the conversion of each series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.4, 4.5, 4.6, 4.7, or 4.8 or by Section 2.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.10 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price for a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of a series of Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price for such series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.11 Notice of Record Date. In the event:

(a) the Corporation shall set a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) a Qualified Listing Transaction; or (b) (1) with respect to each share of Series A Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock; (2) with respect to each share of Series B Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock; and (3) with respect to each share of Preferred C Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred C Stock; (4) with respect to each share of Preferred C-2A Stock and Preferred Series C-2 Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite C-2A and C-2 Holders and/or (5) with respect to each share of Preferred D-lA Stock, Preferred D-1 Stock, Preferred D Stock and Preferred D-A Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite D-lA, D-1 , D-A and D Holders, (the time immediately prior to such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Preferred C Stock, Preferred C-2 Stock, Preferred C-2A Stock, Preferred D Stock, Preferred D-A Stock, Preferred D-1 Stock, and/or Preferred D-lA Stock, as applicable, shall automatically be converted into shares of Voting Common Stock or Nonvoting Common Stock, as the case may be, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of the applicable series of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the applicable series of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the applicable series of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the applicable series of Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for the applicable series of Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Regulated Holders.

6.1 Restriction on Transfer. If any bank holding company subject to the provisions of the BHCA, or any of its “Affiliates” (as defined in § 225.2(a) of Regulation Y) (a “Regulated Holder”) owns, controls or has power to vote “Voting Securities” (as defined in § 225.2(q)(1) of Regulation Y) of the Corporation that, but for the limitations on the voting rights of Regulated Holders provided herein, would constitute more than 4.99% of the voting rights of a “Class of Voting Shares” (as defined in § 225.2(q)(3) of Regulation Y), then a Regulated Holder may only transfer such securities held by it (a) to the Corporation or an Affiliate of the Corporation, (b) as part of a widespread public distribution, including to an underwriter who is conducting a widespread public distribution, (c) as part of a bona fide transfer in which no single person acquires the right to purchase in excess of 2% of any Voting Securities of the Corporation that constitute a Class of Voting Shares or (d) to a party who would control more than 50% of the Voting Securities of the Corporation without giving effect to the shares of the capital stock of the Corporation transferred by such Regulated Holder (each, a “Widely Dispersed Offering”); provided, however, the foregoing shall not restrict a Regulated Holder from otherwise transferring any (i) Voting Common Stock or Voting Preferred Stock held by such Regulated Holder that, in connection with such transfer, remains subject to the restrictions applicable to such Regulated Holder (notwithstanding whether the recipient of any Voting Common Stock or Voting Preferred Stock so transferred is also a Regulated Holder) or (ii) Nonvoting Common Stock or Nonvoting Preferred Stock that, in connection with such transfer, remains Nonvoting Common Stock or Nonvoting Preferred Stock, as applicable, following such transfer.

6.2 Conversion upon Widely Dispersed Offering. Upon transfer of any shares of Preferred C-2A Stock, Preferred D-A Stock, Preferred D-lA Stock and/or Nonvoting Common Stock as part of a Widely Dispersed Offering, then such shares of Preferred C-2A Stock, Preferred D-A Stock, Preferred D-lA Stock and/or Nonvoting Common Stock, as applicable, shall automatically and immediately after the consummation of such transfer convert as follows: (a) all shares of Preferred C-2A Stock or Preferred D-A Stock or Preferred D-lA Stock so transferred shall convert into an equivalent number of shares of Preferred C-2 Stock or Preferred D Stock or Preferred D-lA Stock, as applicable (i.e., on a one-to-one basis); and (b) all shares of Nonvoting Common Stock so transferred shall convert into an equivalent number of shares of Voting Common Stock (i.e., on a one-to-one basis), in each case, without payment of additional consideration by such holder or the need for further action thereby.

6.3 Automatic Conversion. If all outstanding shares of a series of Voting Preferred Stock other than any shares held by Regulated Holders are converted into shares of Voting Common Stock, then all remaining shares of such series of Voting Preferred Stock shall automatically convert into shares of Voting Common Stock at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 without any action by the Regulated Holder(s) holding such shares.

6.4 Total Equity Limitation. To the extent that a Regulated Holder would be entitled to greater than 33.33% of the Corporation’s “Total Equity” (as defined in, and calculated pursuant to, § 225.34 of Regulation Y) upon the acquisition of control over equity instruments of the Corporation (including, but not limited to, the Preferred Stock and Common Stock) by such Regulated Holder, notwithstanding anything to the contrary, in lieu of such amount of the Corporation’s Total Equity in excess of 33.33%, the Regulated Holder shall receive from the Corporation a cash payment equal to the equivalent to the par value per share of such amount in excess of 33.33% of the Corporation’s Total Equity. As used in this Subsection 6.4, an “acquisition of control over equity instruments” means any transaction, conversion or other acquisition event that would fall within the scope of 12 CFR § 225.34(e).

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Without derogating from the provisions of Sections 3.3 – 3.8 above, and except as may otherwise be set forth herein, any of the rights, powers, preferences and other terms of a series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of such series of Preferred Stock.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote or consent required by this Certificate of Incorporation or the Bylaws of the Corporation and provided it had received the consent of the Preferred Majority, provided, that if a Regulated Holder would have more than 4.99% of the voting rights of the Preferred Majority, then such Regulated Holder shall, in the aggregate, be limited to no more than 4.99% of the voting rights in such vote, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote or consent required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees, and any other persons to which General Corporation Law permits the Corporation to provide indemnification under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers, employees, and any other persons to which General Corporation Law permits the Corporation to provide indemnification against liability, including, but not limited to instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the

Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate Of lncorporation or Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Eleventh shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleventh (including, without limitation, each portion of any sentence of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any Affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons’’), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

[Remainder of Page Intentionally Left Blank]

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 24 day of February, 2026.

By:	/s/ Amitay Kalmar
Amitay Kalmar
Chief Executive Officer